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Exhibit 23.2

Exmar Energy Partners LP
Room 3206, 32nd Floor
Lippo Center, Tower Two
No 89 Queensway
Hong Kong
September 22nd, 2014

Dear Sir/Madam:

Reference is made to the draft registration statement on Form F-1 (the "Registration Statement") and the prospectus (the "Prospectus") of Exmar Energy Partners LP (the "Company") relating to the proposed registration and initial public offering of the Company's securities under the Securities Act of 1933, as amended. We hereby consent to all references to our name in the Prospectus and the use of the statistical information supplied by us set forth in sections of the Prospectus entitled "Prospectus summary", "Risk factors", "Industry" and "Business". We further advise you that our role has been limited to the provision of such statistical data. With respect to such statistical data, we advise you that:

(i)
some information in our database is derived from estimates or subjective judgments;

(ii)
the information in the databases of other maritime data collection agencies may differ from the information in our database; and

(iii)
while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company and the reference to our firm in the section of the Prospectus entitled "Experts".

Yours sincerely,

/s/ James Briggs

James Briggs
Global Manager—LNG and Natural Gas Consulting
Poten & Partners Inc.
Direct Tel +1 212 230 5462

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  Exhibit 23.2